Exhibit 10.16

Separation Settlement Agreement and Release

This Separation Settlement Agreement and Release (the “Agreement”) is made and entered into as of July 30, 2025, by and between Nano Dimension Ltd., registration number 520029109 (the "Company"), and its affiliates, including Nano Dimension Technologies Ltd., registration number 514791870, and Mr. Julien Lederman, I.D. number [] (the "Employee") (each, a "Party" and collectively, the "Parties").

WHEREAS, the Employee has been employed at the Company commencing on March 8, 2021, under the terms and conditions determined in the employment agreement dated March 2, 2021, as was amended from time to time (the "Employment Agreement"); and

WHEREAS, on July 17, 2025, the Employee notified the Company of his immediate resignation and the termination of his employment with the Company, effective as of July 17, 2025; and

WHEREAS, the Parties mutually wish to enter into a final settlement of all matters relating to the Employee's employment with the Company, including all rights, payments, and affairs arising from or related to such employment and its termination, under the terms and conditions set forth under this Agreement; and

NOW, THEREFORE, the Parties hereby agree as follows:

1.
The preamble to this Agreement constitutes an integral part hereof.
2.
Unless otherwise specified, all references to the Company shall refer to Nano Dimension Ltd. and Nano Dimension Technologies Ltd.
3.
All capitalized terms used herein that are not defined shall have the respective meanings ascribed to them in the Employment Agreement.
4.
Termination Date; Cessation of Involvement
4.1.
Pursuant to the Employee’s request and resignation notice, the employment relationship between the Employee and the Company terminated as of July 17, 2025 (the "Termination Date").
4.2.
Resignation from Office. Concurrently with the execution of this Agreement, Employee shall resign from the Board of Directors of the Company and/ or any of its affiliate and to that end, shall sign certain resignation letters as requested by the Company from time to time.
4.3.
The Parties acknowledge, confirm and agree that effective as of the Termination Date, the Employee (i) shall cease from acting as the Company’s Chief Business Officer, or any other position in the Company and in its affiliates as a director, an employee, representative or agent and shall not present himself as such; (ii) shall have no authority to act for or on behalf of the Company and its affiliates; and (iii) shall have no signature rights or authority to bind the Company and its affiliates in any manner, monetarily or otherwise, all with no further action or notice required by either of the Parties.

The Employee shall execute any documents necessary in order to affect the foregoing, including without limitation signing (if requested) any applicable corporate or bank documents required for updating the Company’s/affiliates signatory rights composition, including with the bank and with applicable governmental authorities and in any other place, instance or authority in which the

Employee is listed as an authorized signatory of the Company and/or its affiliates.

Exhibit 10.13

5.
Termination Rights by Termination Date
5.1.
In the payslip for July 2025 (issued in August 2025), a final settlement of accounts will be made in accordance with applicable law, which shall include the following payments:
5.1.1.
The last salary and monthly compensation up to the Termination Date.
5.1.2.
Payment for unused vacation days accrued up to the Termination Date, in a total gross amount of 95,837.57 NIS.
5.1.3.
Payment of recreation pay (pro-rated for the portion of the year worked) up to the Termination Date, in a total gross amount of 2,579.06 NIS.
5.1.4.
The Company shall provide the Employee with Form 161 and a notice regarding the release of funds accumulated in the Manager's Insurance/Pension Fund and Study Fund in his name.
5.1.5.
Subject to the Employee's fulfillment of this Agreement and compliance with the declarations and obligations herein, and as a full and final settlement between the Company and the Employee, the Company, ex gratia and beyond any legal obligation, shall pay the Employee a gross amount of NIS 80,000 in lieu of a one-month notice period, notwithstanding that the Employee did not provide such notice upon resignation. In consideration of this payment, the Employee undertakes to remain available to the Company following the Termination Date and to respond in good faith to any questions or requests for information the Company may have in connection with the Employee’s employment, duties, or the transfer of such duties. The payment in lieu of the one-month notice period will be included in the July payslip issued in August and in August payslip issued in September.
5.1.6.
For the avoidance of doubt, the Employee shall be entitled to exercise only those Restricted Share Units (“RSUs”) that have vested as of the Termination Date and remain unexercised, which, as of the Termination Date, total 159,583 RSUs. The exercise of such vested RSUs shall be strictly subject to the terms and conditions set forth in the applicable grant agreement and any relevant plan documents. The Employee acknowledges and agrees that the RSUs are currently subject to a lock-up period and further undertakes not to exercise any vested RSUs prior to the expiration of such lock-up period.

6.
Return of Property
6.1.
Deliver to the Company (and shall not keep in his possession, recreate, or deliver to anyone else) all devices (excluding Company’s laptop, which the Employee may keep), Company's cell phone, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, documents relating to the Company’s accounting, other documents or property, or reproductions of any of the aforementioned items developed or received by the Employee pursuant to his employment with the Company or otherwise belonging to the Company.
6.1.1.
The Employee hereby undertakes to permanently and irrevocably delete from privet devices, and not make any use of, all correspondence with the Company or its shareholders, officers, or advisors, including, without limitation, any emails, written instruments, recorded conversations, or other forms of correspondence.

Exhibit 10.13

7.
Proprietary Information; Invention Assignment; Non-Compete and Non-Solicitation. The Employee agrees and acknowledges that, notwithstanding the termination of his employment with the Company, he will continue to comply with all obligations concerning proprietary information, non-disclosure, assignment of inventions, non-solicitation, non-competition, and any other undertakings that survive termination of the Employment Agreement or any engagement with the Company, as further detailed in Appendix B of the Employment Agreement.
8.
Waiver and Release.
8.1.
The Employee acknowledges that in this Agreement he has been compensated by the Company for the Employment Agreement and all rights in conjunction with his employment with the Company and/or termination of his employment and that no other compensations are owed to him. The Employee further acknowledges that he is not entitled to receive any additional consideration beyond the consideration provided under this Agreement.
8.2.
Subject to the Company's fulfillment of this Agreement, the Employee and/or his heirs, successors, and assignees, by signing this Agreement, fully, forever, irrevocably, and unconditionally release, remise, and discharge the Company, including related and affiliated companies and all of their respective founders, shareholders, officers, directors, agents, and employees (the "Released Parties"), from any and all claims, demands, actions, causes of action, suits, debts, reckonings, agreements, promises, obligations, and liabilities of every kind and nature relating to any matter, whether presently known or unknown, suspected or unsuspected, including without limitation: (i) any and all claims relating to or arising out of his employment relationship with the Company and/or the termination thereof, and any and all claims relating to or arising out of the Employment Agreement and its termination, including salary payments, vacation days and their redemption, recreation payment, notice period or payment in lieu of notice period, sickness payment, travel expenses, salary differences, overtime payment, social allocations, payments to pension funds and/or insurance and/or study fund, bonuses, awards, any payment or compensation under Section 134 of the Israeli Patents Law, 1967, options, shares, RSUs, bonuses, commissions, severance payment and/or completion of severance payment and/or other rights or payments to which the Employee is entitled due to or as a result of his employment with the Company and/or the termination thereof and/or any other legal or contractual rights under the Employment Agreement and/or under any law and/or jurisdiction and/or collective bargaining agreement or extension thereof; (ii) any and all claims concerning any other agreement signed between the Company and the Employee or any other kind of engagement between the Employee and the Company or any of the Released Parties; (iii) any and all claims regarding the modifications in Employee’s positions, roles, responsibilities, or reporting structure that constitute a material adverse and the termination of his employment with the Company, including the termination process and any hearing process.
8.3.
It is agreed that if the Employee presents any demand or files any action against the Released Parties or breaches his undertakings under the Employment Agreement and its appendices and/or under this Agreement, the Employee will immediately return to the Company the payment in lieu of one month's notice period, granted to him by the Company beyond its legal requirements, plus legal interest and linkage to the cost of living index.

9.
Confidentiality. The Parties agree that the terms and conditions of this Agreement shall remain confidential at all times and shall not be disclosed to any other person, including employees of the Company. Notwithstanding the foregoing, the Employee may present this Agreement to his legal or tax advisors and to tax authorities.

Exhibit 10.13

10.
No Disparagement.
10.1.
The Employee agrees and undertakes not to make, directly or indirectly, any disparaging or defamatory statements, whether written, oral, or otherwise, about the Released Parties (as defined in Section 8 above), in any manner or forum. The Employee acknowledges that a breach of this provision may result in liquidated damages in an amount to be determined by a competent court.

The Company, and any director or employee involved in this separation, jointly and severally agree and undertake that neither they nor anyone on their behalf shall, directly or indirectly, make any disparaging or defamatory statements, whether written, oral, or otherwise, about the Employee in any manner or forum.

11.
Miscellaneous
11.1.
The Employee shall be solely responsible for all tax payments arising from the rights and benefits granted under this Agreement. It is expressly understood that all monetary rights specified under this Agreement are gross, and that statutory taxes and other compulsory payments, including but not limited to health insurance contributions and national insurance contributions, shall be deducted from such amounts and from all rights and benefits received by the Employee pursuant to this Agreement.
11.2.
The Employee shall indemnify and hold harmless the Company and its affiliates from and against any and all tax liabilities, penalties, or interest assessed against the Company as a result of any failure by the Employee to pay taxes due in connection with any payments or benefits provided under this Agreement.
11.3.
By signing this Agreement, the Employee represents that he has reviewed and thoroughly examined this Agreement, has had sufficient opportunity to seek legal counsel regarding this Agreement and his rights, and that he is entering into this Agreement voluntarily and without reservation. The Parties further acknowledge that this Agreement shall be legally binding upon them.
11.4.
This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel and shall be subject to the exclusive jurisdiction of the competent court in the District of Tel Aviv-Jaffa.
11.5.
Nothing in this Agreement shall constitute or be construed as an admission of liability or responsibility by either Party toward the other.
11.6.
If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be severed, and the remaining provisions shall remain in full force and effect.
11.7.
This Agreement constitutes the entire agreement and understanding between the Parties concerning the Employee's termination and supersedes and replaces any and all prior agreements. This Agreement may only be amended in writing, and any amendment shall be subject to the mutual consent of the Parties.
11.8.
This Agreement constitutes an acknowledgment of compromise, waiver, and dismissal pursuant to Section 29 of the Severance Pay Law, 1963.

Exhibit 10.13

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Nano Dimension Ltd. Authorized Signatory: Assaf Zipori Signature: /s/ Assaf Zipori Date: 7/31/2025	Julien Lederman Signature:/s/ Julien Lederman Date: 7/31/2025
Nano Dimension Technologies Ltd. Authorized Signatory: Assaf Zipori Signature: /s/ Assaf Zipori Date: 7/31/2025